Exhibit 99.01

First USA Credit Card Master Trust

Excess Spread Analysis—April 2008

	Series Deal Size Expected Maturity	1998-6 $964MM 8/18/2008
	Yield	15.15%
Less:	Coupon	3.22%
	Servicing Fee	1.50%
	Net Credit Losses	4.70%
	Excess Spread:
	April-08	5.73%
	March-08	7.05%
	February-08	7.49%
	Three Month Average Excess Spread	6.76%
	Delinquency:
	30 to 59 Days	0.90%
	60 to 89 Days	0.71%
	90+ Days	1.57%
	Total	3.18%
	Principal Payment Rate	17.45%